Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Unity Bancorp, Inc., of our report dated March 21, 2013, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Unity Bancorp, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

July 12, 2013